UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2017

RW Holdings NNN REIT, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-55776	47-4156046
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3090 Bristol Street, Suite 550
Costa Mesa, California		92626
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (855) 742-4862

3080 Bristol Street, Suite 550

Costa Mesa, California

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.

The information discussed under item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On December 28, 2017 RW Holdings NNN REIT, Inc., (The “Company”), through a wholly owned subsidiary of its operating partnership (the “Buyer”), completed the acquisition of an industrial property consisting of two adjacent buildings located on two parcels of land with an aggregate net rentable space of approximately 162,714 square feet in Chandler, Arizona (the “Chandler Property”). The seller, Reasons Aviation, LLC (the “Seller”) is not affiliated with the Company or its affiliates.

The contractual purchase price of the Chandler Property was $26.5 million less certain closing costs. We funded the purchase price with proceeds from our ongoing initial public offering, a draw of $12 million on our line of credit and a $12 million bridge loan from an unaffiliated lender.

In connection with the acquisition, we expect to pay our advisor approximately $795,000 in acquisition fees.

In connection with the acquisition, we entered into a lease agreement with AvAir, Inc (the “Tenant”), an unaffiliated tenant that is an aftermarket provider of aviation-related parts and supplies. The lease commenced on the date the Buyer acquired the Chandler Property, expires on December 27, 2032 and provides the Tenant with two five-year renewal options. The annual base rent is $2.1 million per year and increases 2% per year, including during the renewal options. The lease is guaranteed by Mr. Robert F. Ellis, who owns 100% of the Seller and the Tenant, Robert F. Ellis, Trustee of the Robert F. Ellis Revocable Trust Established August 4, 2010 and the Seller. The Chandler Property is expected to generate approximately $36.3 million in total rental revenue over the course of the 15-year initial lease term.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the closing of the acquisition of the Chandler Property, the Buyer entered into and funded a bridge loan with MCREIF SubREIT, LLC (“MCREIF”) for a principal sum of $12 million (the “Loan”) to fund a portion of the acquisition price of the Chandler Property. MCREIF is not affiliated with us or our affiliates. The Loan is collateralized by a deed of trust, assignment of leases and rents, fixture filing and security agreement on the Chandler Property.

The Loan requires monthly interest payments that are due and payable on the first day of each month commencing on February 1, 2018. The Loan has a fixed interest rate per annum equal to 8.25% and matures on January 1, 2019. The Loan may be prepaid at any time, subject to certain conditions, including but not limited to the payment of a prepayment penalty in the event of prepayment of the Loan prior to April 1, 2018.

The Loan contains various customary events of default, with corresponding grace periods, including, without limitation, covenants regarding the making of applicable payments as they come due, false statements and other customary covenants which are more fully described therein. Upon the occurrence of an event of default under the Loan, MCREIF may declare all sums owed under the Loan immediately due and payable. The Buyer’s liability under the Loan and the related loan documents is joint and several and therefore limited to the Buyers’ collective interest in the Chandler Property, including its leases and rents.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Real Estate Acquired. The Chandler Property does not have a prior leasing history and, accordingly, the Company is not filing financial statements of the Chandler Property.

(b)	Pro Forma Financial Information. The Chandler Property does not have a prior leasing history and, accordingly, the Company is not filing pro forma financial information with respect to the Chandler Property.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RW HOLDINGS NNN REIT, INC. (Registrant)
By:	/s/ John H. Davis
	Name:	John H. Davis
	Title:	Chief Financial Officer

Date: January 4, 2018